UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                        Commission File Number 333-07601
                                   ---------


                              FRD ACQUISITION CO.
                              -------------------
             (Exact name of registrant as specified in its charter)


         3355 Michelson Drive, Suite 350, Irvine, CA 92612 (864)597-8000
         ---------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          12 1/2% Senior Notes Due 2004
                          -----------------------------
             (Title of each class of securities covered by this Form)


                                      None
                                      ----
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  __                          Rule 12h-3(b)(1)(i)  X
   Rule 12g-4(a)(1)(ii) __                          Rule 12h-3(b)(1)(ii) __
   Rule 12g-4(a)(2)(i)  __                          Rule 12h-3(b)(2)(i)  __
   Rule 12g-4(a)(2)(ii) __                          Rule 12h-3(b)(2)(ii) __
                                                    Rule 15d-6 --------- __


Appproximate number of holders of record as of the certification or notice date:
None
----

Pursuant to the requirements of the Securities Exchange Act of 1934, FRD Acquisition Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    By: /s/ J. Jeffrey Campbell
                                    ---------------------------
                                    J. Jeffrey Campbell, Chief Executive Officer
                                    and President

Date: August 12, 2002